Exhibit (d)(45)

FORM OF

Schedule A

Trusts and Portfolios Covered by the Master International Research Agreement, dated as of ______ __, 2007, between

Fidelity International Investment Advisors

and

FMR Co., Inc.

Name of Trust	Name of Portfolio	Type of Fund	Effective Date

Fidelity Fixed-Income Trust	Fidelity Dynamic Strategies Fund	Asset Allocation

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